Exhibit 99.1

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

MARKET AND INDUSTRY DATA AND FORECASTS

This exhibit includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Market and industry data and other statistical information used throughout this exhibit herein are based on independent industry publications, government publications and other published independent sources, including Bulk Transporter’s Tank Truck Carrier 2009 Annual Gross Revenue Report. Some data are also based on our good-faith estimates, which are derived from our review of management’s knowledge of the industry and independent sources. Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. We also obtain certain other market share and industry data from internal company analyses and management estimates, and based on our knowledge of the industry. While we believe such internal company analyses and management estimates are reliable, no independent sources have verified such analyses and estimates. Although we are not aware of any misstatements regarding the market share and the industry data that we present in this exhibit, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Forward-Looking Statements.”

CERTAIN TERMS

Unless otherwise indicated or as the context otherwise requires, in this exhibit:

•

“Our company,” “QD LLC,” “we,” “us” and “our” mean Quality Distribution, LLC, a Delaware limited liability company, and its consolidated subsidiaries and their predecessors; “QDI” means Quality Distribution, Inc., our parent company; “QD Capital” means QD Capital Corporation, a Delaware corporation, our wholly owned subsidiary and a co-issuer of the New Notes; and the “Issuers” means QD LLC (without its consolidated subsidiaries and their predecessors) and QD Capital;

•	“Apollo” or the “Sponsor” means Apollo Management, L.P., together with its affiliates;

•

the “guarantors” means each of our domestic subsidiaries that guarantees the New Notes (which subsidiaries are all of our domestic operating subsidiaries as of the date of this exhibit other than QD Capital, which is a co-issuer of the New Notes), but does not include any of our foreign subsidiaries;

•	the “Old Series A Notes” means the Issuers’ outstanding Senior Floating Rate Notes due 2012, Series A;

•	the “Old Series B Notes” means the Issuers’ outstanding Senior Floating Rate Notes due 2012, Series B;

•	the “Old Senior Notes” means the Old Series A Notes and the Old Series B Notes, each of which is a separate Issue for purposes of the Consent Solicitations;

•	the “Old Subordinated Notes” means the Issuers’ outstanding 9% Senior Subordinated Notes due 2010;

•	the “Old Notes” means the Old Senior Notes and the Old Subordinated Notes;

•	the “New Senior Notes” means the Issuers’ 10% Senior Notes due 2013 offered hereby;

•	the “New Subordinated Notes” means the Issuers’ 11% Senior Subordinated PIK Notes due 2013 offered hereby;

•	the “New Notes” means the New Senior Notes and the New Subordinated Notes;

•	the “ABL Facility” means the asset-based revolving credit facility that we entered into on December 18, 2007, as it may be amended, modified, refinanced or replaced;

•

“fiscal year” refers to QDI’s fiscal year ending December 31 of the corresponding calendar year (for example, “fiscal year 2008” or “fiscal 2008” means the period from January 1, 2008 to December 31, 2008); and

•	the “LTM Period” means the 12-month period ended June 30, 2009.

FORWARD-LOOKING STATEMENTS

This exhibit contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the headings “Summary” and “Risk Factors.” These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially. We claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this exhibit, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target,” “approximately,” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Accordingly, investors should not place undue reliance on our forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this exhibit.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this exhibit, including, without limitation, in conjunction with the forward-looking statements included in this exhibit. All forward-looking statements in this exhibit and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular;

•	recent turmoil in credit and capital markets;

•	access to available and reasonable financing on a timely basis;

•	the availability and price of diesel fuel;

•	adverse weather conditions;

•	competitive rate fluctuations;

•	our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness;

•

the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements;

•	changes in demand for our services due to the cyclical nature of our customers’ businesses;

•	potential disruption at U.S. ports of entry;

•	our dependence on affiliates and owner-operators and our ability to attract and retain drivers;

•	changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry;

•

our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance, including those relating to the control of greenhouse gas emissions, such as market-based (cap-and-trade) mechanisms;

•

our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace;

•	the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities;

•	increased unionization, which could increase our operating costs or constrain operating flexibility;

•	changes in senior management;

•	our ability to successfully manage workforce restructurings;

•	our ability to successfully integrate acquired businesses and converted affiliates; and

•	interests of Apollo, our largest shareholder, which may conflict with your interests.

In addition, there may be other factors that could cause our actual results and financial condition to be materially different from the results referenced in the forward-looking statements.

All forward-looking statements contained or incorporated by reference in this exhibit are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this exhibit or to reflect the occurrence of unanticipated events, except as required by law.

Our Company

We operate the largest for-hire chemical bulk tank truck network in North America based on bulk service revenues. We generated $682.3 million in revenues in the LTM Period, which we believe is significantly more revenues than our closest competitor in our primary chemical bulk transport market in the U.S. The highly fragmented North American bulk tank truck market generated approximately $6.5 billion in revenues in 2008, comprising all products shipped by bulk tank truck carriers, including primarily liquid and dry bulk chemicals (including plastics) and bulk dry and liquid food-grade products. We are primarily engaged in truckload transportation of bulk chemicals and are also engaged in International Organization for Standardization, or ISO, tank container transportation and depot services. In addition, we provide our customers with tank wash facility services and logistics and other value-added services. We are a core carrier for many of the Fortune 500 companies engaged in chemical processing, including Dow Chemical, Procter & Gamble, DuPont and PPG Industries, and we provide services to most of the top 100 chemical producers with U.S. operations.

Our bulk service network consists primarily of company-operated terminals, independently owned third-party affiliate terminals and independent owner-operator drivers. Affiliates are independent companies we contract with to operate trucking terminals and tank washes exclusively on our behalf in defined markets. The affiliates provide the capital necessary to service their contracted business and are also responsible for most of the operating costs associated with servicing the contracted business. Owner-operators are generally individual drivers who own or lease their tractors and agree to drive exclusively for us and our affiliate partners. We believe the use of affiliates and independent owner-operators provides us with the following key competitive advantages in the marketplace:

•	Locally owned and operated affiliate terminals can provide superior, tailored customer service.

•

Affiliates and independent owner-operators are paid a fixed, contractual percentage of revenue for each load they transport, creating a variable cost structure that provides protection against cyclical downturns.

•	Reliance on affiliate and independent owner-operators creates an asset-light business model that generally reduces our capital investment.

We believe the most significant factors relevant to our future business growth are the ability to (i) obtain additional business from existing customers, (ii) add new customers and (iii) recruit and retain drivers. In the long-term, while a number of our customers operate their own private tank truck fleets and many of our customers source some of their logistics needs with rail, we expect our customers to continue to outsource a greater proportion of their logistics needs to full service tank truck carriers. As a result of our leading market position, strong customer relationships and a flexible business model that can adjust to changing economic conditions, we believe we are well-positioned to benefit from customers seeking consolidation of their shipping relationships and from current industry outsourcing trends.

Current Industry Environment

Our revenue is principally a function of the volume of shipments by the bulk chemical industry, the number of miles driven per load, our market share, and the allocation of shipments between tank truck transportation and other modes of transportation such as rail. The volume of shipments of chemical products is, in turn, affected by many other industries, including consumer and industrial products, automotive, paints and coatings, and paper, all of which tend to be highly sensitive to economic conditions. Many of these industries have been severely adversely impacted by the current recessionary environment, which has led to declining volumes in our business. In addition, pricing trends in the trucking industry remain weak, due to intensifying price competition and elevated bid activity due to over-capacity relative to demand.

The challenging economic environment has impacted companies throughout the trucking industry, with reduced demand by consumers and businesses resulting in inventory surpluses throughout the supply chain. As a result, truck tonnage in the U.S. has experienced significant declines. The environment worsened throughout 2008 and demand further contracted in the first half of 2009. The American Trucking Association’s seasonally adjusted Truck Tonnage Index for June 2009 was down 13.6% year-over-year, the largest such decline since early 1996. This was the ninth consecutive monthly year-over-year decline measured by the index, with an average decline of 9.7% per month over this time period. The index has now fallen 14.9% since peaking in February 2008.

Furthermore, over 3,500 trucking companies filed for bankruptcy from the beginning of 2008 through March 31, 2009, including five carriers on the Transport Topics list of the 100 largest for-hire carriers in the U.S. and Canada. Although not necessarily indicative of the bulk chemical trucking segment in particular, over 137,000 trucks representing approximately 7% of the broader trucking industry’s capacity were taken off the road in 2008 and an additional 15,370 trucks exited the market in the first quarter of 2009.

Company Operational Restructuring Initiatives

During the second quarter of 2008, prior to the onset of the economic downturn, we began implementing initiatives to reduce costs, improve operating efficiencies and restructure our business model. We have expanded these initiatives since then. These initiatives include:

•	Increasing the percentage of our business conducted through affiliate trucking operations;

•	Consolidating and closing under-performing terminals and wash facilities;

•	Renegotiating telecommunications, healthcare, energy and other service contracts; and

•	Eliminating corporate and other non-driver headcount.

We expect that these initiatives, when fully implemented, will yield approximately $60 million of annual cost savings. Initiatives accounting for approximately two-thirds of these savings have been implemented through June 30, 2009.

We have also taken actions to improve liquidity and cash flow, including the disposition of under-utilized assets and the reduction of letters of credit held as collateral by our insurance carriers. As a result of our restructuring initiatives, our cash flow from operations increased by $34.1 million during the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. We expect our leaner business model and corporate infrastructure to support increased volumes and operating revenues when economic conditions improve.

Summary Financial Information of Quality Distribution, Inc.

The following table sets forth summary historical financial information and other historical financial data of QDI. QDI is or will be a guarantor of the Old Notes, the New Notes and the ABL Facility and has no material assets or operations other than its ownership of 100% of QD LLC’s membership interests. As a result, the consolidated financial position and results of operations of QDI are substantially the same as ours. The summary historical financial data as of December 31, 2006, 2007 and 2008 and for each of the fiscal years in the three-year period ended December 31, 2008 have been derived from, and should be read in conjunction with, QDI’s audited consolidated financial statements and related notes thereto incorporated by reference herein. The summary historical financial data as of June 30, 2009 and for the six months ended June 30, 2009 and June 30, 2008 have been derived from, and should be read in conjunction with, QDI’s unaudited consolidated financial statements incorporated by reference herein. Results for the six months ended June 30, 2009 and June 30, 2008 are not necessarily indicative of the results that may be expected for the entire year.

The summary historical financial data for the LTM Period was derived by (i) combining our historical consolidated statement of operations for fiscal 2008 with (ii) our historical consolidated statement of operations for the six months ended June 30, 2009 and (iii) subtracting our historical consolidated statement of operations for the six months ended June 30, 2008.

The following data should be read in conjunction with “Risk Factors.”

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2009
	2006	2007	2008	2008	2009
	(dollars in thousands)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
Transportation and other service revenue	$643,883	$656,897	$669,853	$354,446	$276,558	$591,965
Fuel surcharge	86,276	94,661	145,437	78,017	22,960	90,380

Total operating revenues	$730,159	$751,558	$815,290	$432,463	$299,518	$682,345
Operating expenses:
Purchased transportation	493,686	471,531	466,823	251,578	170,876	386,121
Depreciation and amortization	16,353	17,544	21,002	10,228	10,639	21,413
Impairment charge	—	—	—	—	148,630	148,630
Other operating expenses	171,842	238,630	294,487	155,284	106,611	245,814

Operating income	48,278	23,853	32,978	15,373	(137,238)	(119,633)
Interest expense, net	29,388	30,524	35,120	17,586	13,332	30,866
Gain on extinguishment of debt	—	—	(16,532)	—	(675)	(17,207)
Write-off of debt issuance costs	—	2,031	283	—	—	283
Other expense (income)	888	940	(2,945)	156	(276)	(3,377)

Income (loss) before taxes	18,002	(9,642)	17,052	(2,369)	(149,619)	(130,198)
Provision for (benefit from) income taxes	(38,168)	(2,079)	4,940	(802)	36,910	42,652

Net income (loss)	56,170	(7,563)	12,112	(1,567)	(186,529)	(172,850)

OTHER DATA:
Cash paid for interest	$27,034	$28,850	$30,690	$15,566	$12,620	$27,744
Net cash provided by (used in) operating activities	28,236	14,052	19,593	(11,552)	22,498	53,643
Net cash used in investing activities	(10,591)	(63,399)	(8,524)	(9,629)	(611)	494
Net cash (used in) provided by financing activities	(12,474)	52,194	(13,485)	14,195	(25,756)	(53,436)
Consolidated EBITDA (as defined) (1)	63,493	48,993	58,040	26,418	24,384	56,006
Pro forma net cash interest expense (2)						29,578
Ratio of pro forma Consolidated EBITDA, (as defined) to pro forma net cash interest expense (2)						1.89
Number of terminals at end of period (3)	165	169	149	161	139
Number of tractors operated at end of period	3,829	3,927	3,236	3,637	2,842
Number of trailers operated at end of period	7,769	7,506	7,245	7,625	7,332

						As of June 30, 2009
						(in thousands)
BALANCE SHEET DATA:
Working capital (4)						$32,388
Total assets						295,685
Total indebtedness, including current maturities						341,954

(1)	Consolidated EBITDA (as defined) for QDI represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, write-offs, expenses and settlement costs related to the class action settlement with respect to our subsidiary, Power Purchasers, Inc. (“PPI”), legacy environmental reserves, insurance recoveries, adverse insurance claims development, employee related non-cash compensation, the write-off of deferred financing charges and costs related to an unconsummated secondary offering and an unconsummated acquisition, gains on the sale of real estate, gain on pension settlement and gain on early debt extinguishment, restructuring costs, non-cash charges related to the impairment of property and equipment and goodwill and intangibles and corporate office relocation costs. Consolidated EBITDA (as defined) is presented herein because it is an important component of the covenant test that will be used in the indentures governing the New Notes. See “Description of New Senior Notes—Certain Definitions—Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio” and “Description of New Subordinated Notes—Certain Definitions—Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio.” We present Consolidated EBITDA (as defined) because it will be used in the indentures governing the New Notes offered hereby to determine whether we may incur additional indebtedness. Consolidated EBITDA (as defined) is not a measure of financial performance or liquidity under United States generally accepted accounting principles (“GAAP”). Accordingly, while Consolidated EBITDA (as defined) is an important component of the indenture, Consolidated EBITDA (as defined) should not be considered in isolation or as a substitute for consolidated statement of income and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

The following table presents the calculation of Consolidated EBITDA (as defined) (in thousands) for QDI:

	Year Ended December 31,			Six Months Ended June 30		Twelve Months Ended June 30, 2009
CONSOLIDATED EBITDA (AS DEFINED)	2006	2007	2008	2008	2009
	(dollars in thousands)

Net income (loss)	$56,170	$(7,563)	$12,112	$(1,567)	$(186,529)	$(172,850)
Interest expense, net	29,388	30,524	35,120	17,586	13,332	30,866
Provision for (benefit from) income taxes	(38,168)	(2,079)	4,940	(802)	36,910	42,652
Depreciation and amortization	16,353	17,544	21,002	10,228	10,639	21,413

EBITDA	63,743	38,426	73,174	25,445	(125,648)	(77,919)
PPI-related write-off, expenses and settlement costs	(1,658)	—	—	—	—	—
Legacy environmental reserve adjustments	2,180	—	—	—	—	—
Insurance recoveries	(708)	—	—	—	—	—
Adverse insurance claims development	—	4,800	—	—	—	—
Employee non-cash compensation	3,005	1,563	1,328	726	312	914
Write-off of debt issuance costs	—	2,031	283	—	—	283
Costs related to unconsummated secondary offering	985	—	—	—	—	—
Costs related to unconsummated acquisition	—	1,556	—	—	—	—
Gains on property sales	(4,234)	—	(2,128)	(2,128)	—	—
Gain on pension settlement	—	—	(3,410)	—	—	(3,410)
Gain on early debt extinguishment	—	—	(16,532)	—	(675)	(17,207)
Restructuring costs	—	—	5,325	2,375	1,765	4,715
Impairment of property and equipment	270	358	—	—	—	—
Impairment of goodwill and intangibles	—	—	—	—	148,630	148,630
Corporate office relocation costs	—	259	—	—	—	—

Consolidated EBITDA (as defined)	$63,493	$48,993	$58,040	$26,418	$24,384	$56,006

(2)	Calculated after giving pro forma effect to the transactions contemplated hereby and based on the assumptions outlined under “Capitalization.”
(3)	Excludes transload facilities.
(4)	Working capital consists of current assets minus current liabilities.

RISK FACTORS

In connection with the private exchange offers that are being commenced by us, we have reviewed the risks related to our business and our indebtedness. The following risk factors affirm and supplement the risk factors previously disclosed in our existing filings.

Risks to Holders of Non-Tendered Old Notes

The following risk factors specifically apply to the extent a holder of Old Notes elects not to participate in the exchange offers. For purposes of the following risk factors, we have not assumed any minimum level of participation in the exchange offers.

Failure to tender a sufficient amount of Old Notes would result in the ABL Facility maturing early, which may result in a liquidity crisis or the bankruptcy of the Issuers. If the exchange offers fail to resolve this early maturity issue, customers, affiliates, owner-operators and suppliers may determine that a liquidity crisis or bankruptcy of the Issuers and/or their subsidiaries cannot be avoided.

If more than $50.0 million aggregate principal amount of any Issue of Old Notes remains outstanding following consummation or termination of the exchange offers, the ABL Facility provides that the stated maturity date of the ABL Facility of June 2013 will be accelerated to the date that is 91 days prior to the stated maturity date of the earliest-maturing Issue of Old Notes with an outstanding principal amount of $50.0 million or more. Because the delivery of an audit opinion with a ‘going concern’ qualification constitutes an event of default under the ABL Facility, the maturity of the ABL Facility could be accelerated even earlier than the 91st day prior to the stated maturity date of the earliest maturing Issue of Old Notes if more than $50.0 million aggregate principal amount of any Issue of Old Notes remains outstanding. If the maturity of the ABL Facility is accelerated, the Issuers do not believe that they will have sufficient cash on hand to repay the ABL Facility or, unless conditions in the credit markets improve significantly, that they will be able to refinance the ABL Facility on acceptable terms, or at all.

The failure to repay or refinance the ABL Facility at final maturity will have a material adverse effect on our business and financial condition, would cause substantial liquidity problems and may result in the bankruptcy of the Issuers and/or their subsidiaries. Any actual or potential bankruptcy or liquidity crisis may materially harm our relationships with our customers and suppliers, result in loss of market share, increase the cost of providing our services and otherwise result in significant permanent harm to our ability to operate our business. Because a substantial portion of our revenues is dependent on our affiliates and owner-operators rather than company-owned facilities and company employees, our ability to manage our business through any actual or potential bankruptcy or liquidity crisis may be limited, particularly if there is significant harm to our reputation and relationships with customers, suppliers, affiliates and owner-operators. If the exchange offers are consummated or terminated without resolving the possible early maturity of the ABL Facility, our customers, affiliates, owner-operators and suppliers may determine that we are unlikely to avoid a potential bankruptcy or liquidity crisis and the harm to these relationships, our market share and other aspects of our business may occur immediately. The holders of Old Notes are not entitled to any security interest on any property of the Issuers or their subsidiaries, and any deterioration of our business or prospects in connection with an actual or potential bankruptcy or liquidity crisis would have a material adverse effect on the value of the Old Notes and the amount that the holders of Old Notes would recover in a bankruptcy or restructuring.

Risks Related to the Exchange Offers and the New Notes

The following risks specifically apply only to holders of New Notes issued in the exchange offers and should be considered, along with other risk factors, by eligible holders. There are additional risk factors attendant to being an investor in our New Notes whether or not a holder elects to tender Old Notes.

If the Issuers waive the minimum participation condition, a greater aggregate principal amount of Old Notes will remain outstanding after the consummation of the exchange offers and Consent Solicitations (as defined below) than would be the case if such condition were required to be satisfied.

The exchange offer for the Old Senior Notes is conditioned on a minimum principal amount of at least 80% of the outstanding principal amount of the Old Senior Notes being tendered in such exchange offer, and also on the receipt of the requisite Consents to the Proposed Amendments with respect to all Issues of Old Notes. The exchange offer for the Old Subordinated Notes is conditioned on a minimum principal amount of at least 90% of the outstanding principal amount of the Old Subordinated Notes being tendered in such exchange offer and the concurrent retail tender offer on a combined basis. In addition, each exchange offer is conditioned upon the consummation of the other exchange offer, and the concurrent retail tender offer is conditioned upon the consummation of both exchange offers. However, we reserve the right, subject to applicable law, to waive any and all of the conditions of the exchange offers or the solicitation of consents to certain proposed amendments to the indentures governing the Old Notes (the “Consent Solicitations”) on or prior to midnight on September 25, 2009, including the minimum participation condition. In the event that such condition is waived, a greater aggregate principal amount of Old Subordinated Notes, which mature in November 2010, and Old Senior Notes, which mature in January 2012, will remain outstanding after the consummation of the exchange offers and Consent Solicitations than would otherwise be the case. If the Issuers waive the minimum participation condition, the Issuers do not intend to extend the withdrawal and revocation rights. If a significant amount of Old Notes remain outstanding, the Issuers may not have sufficient cash on hand to repay such Old Notes at final maturity, and may need to refinance all or a portion of the Old Notes that remain outstanding. Such refinancing may not be available on acceptable terms, or at all. If a significant amount of Old Notes remain outstanding, the failure to repay or refinance the Old Notes at final maturity will have a material adverse effect on our business and financial condition, would cause substantial liquidity problems and may result in the bankruptcy of the Issuers and/or their subsidiaries. Any actual or potential bankruptcy or liquidity crisis may materially harm our relationships with our customers, affiliates and suppliers, result in loss of market share and otherwise result in significant permanent harm to our ability to operate our business.

Risks Related to Our Indebtedness

Our debt agreements contain restrictions that could limit our flexibility in operating our business.

The ABL Facility and the indentures governing our Old Notes contain, and the indentures governing the New Senior Notes and New Subordinated Notes will contain, various covenants that limit or prohibit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain preferred shares;

•	pay dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets, including stock of our subsidiaries;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

The ABL Facility matures June 18, 2013. However, the maturity date of the ABL Facility is also advanced to a date 91 days prior to the maturity date of the Old Senior Notes or the Old Subordinated Notes (and replacement indebtedness) if the aggregate principal amount of the notes maturing in the 91-day period exceeds $50.0 million. Currently, all three classes of notes exceed $50.0 million, and the earliest maturity is November 15, 2010. Accordingly, each class of note will trigger an advanced maturity of the ABL Facility unless the notes are earlier replaced (e.g. pursuant to the exchange offers) or repaid prior to maturity as and to the extent permitted under the ABL Facility.

If the maturity of the ABL Facility is accelerated, the Issuers do not believe that they will have sufficient cash on hand to repay the ABL Facility or, unless conditions in the credit markets improve significantly, that they will be able to refinance the ABL Facility on acceptable terms, or at all.

The failure to repay or refinance the ABL Facility at final maturity will have a material adverse effect on our business and financial condition, would cause substantial liquidity problems and may result in the bankruptcy of the Issuers and/or their subsidiaries. Any actual or potential bankruptcy or liquidity crisis may materially harm our relationships with our customers and suppliers, result in loss of market share, increase the cost of providing our services and otherwise result in significant permanent harm to our ability to operate our business. Because a substantial portion of our revenues is dependent on our affiliates and owner-operators rather than company-owned facilities and company employees, our ability to manage our business through any actual or potential bankruptcy or liquidity crisis may be limited, particularly if there is significant harm to our reputation and relationships with customers, suppliers, affiliates and owner-operators. The holders of Old Notes are not entitled to any security interest on any property of the Issuers or their subsidiaries, and any deterioration of our business or prospects in connection with an actual or potential bankruptcy or liquidity crisis would have a material adverse effect on the value of the Old Notes and the amount that the holders of Old Notes would recover in a bankruptcy or restructuring.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

At June 30, 2009, we had consolidated long-term indebtedness and capital lease obligations, including current maturities, of $342.0 million. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. Furthermore, Apollo has no obligation to provide us with debt or equity financing, and we therefore may be unable to generate sufficient cash to service all of our indebtedness. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•

it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the ABL Facility, the indentures governing our senior notes (including the Old Senior Notes and the New Senior Notes) and senior subordinated notes (including the Old Subordinated Notes and the New Subordinated Notes), and our other indebtedness;

•	using a portion of our cash flow to pay interest on our indebtedness will reduce the availability of our cash flow to fund working capital, capital expenditures and other business activities;

•	it increases our vulnerability to adverse economic and industry conditions;

•	it limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to further downturns in our business or the economy;

•	it limits our ability to exploit business opportunities; and

•	it limits our operational flexibility, including our ability to borrow additional funds.

In addition, covenants in our debt agreements limit the use of proceeds from our ordinary operations and from extraordinary transactions. These limits may require us to apply proceeds in a certain manner or prohibit us from utilizing the proceeds in our operations or from prepaying or retiring indebtedness that we desire.

Our variable interest rate debt was $211.5 million as of June 30, 2009. Therefore, increases in market rates of interest will increase our interest expense, which would decrease our earnings. A 1.0% increase in the interest rate for our variable debt would increase our annual interest expense by approximately $2.1 million.

The New Senior Notes carry a higher rate of interest than the rate of interest currently applicable to the Old Senior Notes, and the New Subordinated Notes carry both a higher cash rate of interest and a higher overall rate of interest than the rate of interest currently applicable to the Old Subordinated Notes. Our total interest expense for the LTM Period was $30.9 million, and our total net cash interest expense for the LTM Period was $27.7 million. On a pro forma basis for the consummation of the exchange offers, assuming 100% participation for each Issue, our total interest expense for the LTM Period would have been $34.8 million, and our total net cash interest expense for the LTM Period would have been $29.6 million.

Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.

A substantial portion of our indebtedness, including the Old Senior Notes and our borrowings under the ABL Facility, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of June 30, 2009, we had $211.5 million of floating rate debt under the Old Senior Notes and the ABL Facility. We also had an additional $44.3 million available for borrowing under the ABL Facility as of June 30, 2009. Assuming a consistent level of debt, a 1.0% increase in the interest rate on floating rate debt of $211.5 million effective from the beginning of the year would increase our interest expense under the New Senior Notes and the ABL Facility by approximately $2.1 million on an annual basis. If interest rates increase dramatically, we could be unable to service our debt, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Recently interest rates have been subject to unprecedented volatility which may intensify this risk.

The New Senior Notes carry a higher rate of interest than the rate of interest currently applicable to the Old Senior Notes, and the New Subordinated Notes carry both a higher cash rate of interest and a higher overall rate of interest than the rate of interest currently applicable to the Old Subordinated Notes. Our total interest expense for the LTM Period was $30.9 million, and our total net cash interest expense for the LTM Period was $27.7 million. On a pro forma basis for the consummation of the exchange offers, assuming 100% participation for each Issue, our total interest expense for the LTM Period would have been $34.8 million, and our total net cash interest expense for the LTM Period would have been $29.6 million.

Risks Related to Our Business

Our business is subject to general and industry-specific economic factors that are largely out of our control and could affect our operations and profitability.

Our business is dependent on various economic factors over which we have little control, that include:

•	the availability of qualified drivers,

•	access to the credit and capital markets,

•	changes in regulations concerning shipment and storage of material we transport and depot,

•	increases in fuel prices, taxes and tolls,

•	interest rate fluctuations,

•	excess capacity in the tank trucking industry,

•	changes in license and regulatory fees,

•	potential disruptions at U.S. ports of entry,

•	downturns in customers’ business cycles,

•	reductions in customers’ shipping requirements, and

As a result, we may experience periods of overcapacity, declining prices, lower profit margins and less availability of cash in the future. We have a large number of customers in the chemical-processing and consumer-goods industries. If these customers experience fluctuations in their business activity due to an economic downturn, work stoppages or other industry conditions, the volume of freight transported by us or container services provided by us on behalf of those customers may decrease. The trucking industry has experienced a slowdown due to lower demand resulting from slowing economic conditions through 2008 and continuing into 2009. We expect weak conditions and lower revenues to continue through 2009.

Recent turmoil in the credit and capital markets and in the financial services industry may increase our borrowing costs and may negatively impact our liquidity.

Recently, the credit markets, capital markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. While the ultimate outcome of these events cannot be predicted, they may have a material adverse effect on our liquidity and financial condition if our ability to borrow money to finance our operations from our existing lenders under the ABL Facility or obtain credit from trade creditors were to be impaired. We may also be unable to refinance existing indebtedness in the capital markets if we desire or we may be able to do so only at unfavorable rates as a result of capital markets turmoil. In addition, the recent economic crisis could also adversely impact our customers’ ability to finance their operations, which may negatively impact our business and results of operations.

One consequence of these upheavals has been sudden and dramatic changes in LIBOR. At June 30, 2009, $211.5 million in principal amount of our outstanding borrowings have interest based solely or alternatively on a margin over LIBOR. Increases in LIBOR could therefore materially increase the cost of our borrowings. In addition, capital markets have recently experienced significant volatility and disruption. A majority of our existing indebtedness was sold through capital markets transactions. We anticipate that the capital markets could be a source of refinancing of our existing indebtedness in the future. This source of refinancing may not be available if capital markets volatility and disruption continues, which could have a material adverse effect on our liquidity.

Our operations involve hazardous materials, which could create environmental liabilities.

Our activities, particularly those relating to our handling, transporting and storage of bulk chemicals, are subject to environmental, health and safety laws and regulation by governmental authorities in the United States as well as foreign governmental authorities. Among other things, these environmental, health and safety laws and regulations address emissions to the air, discharges to land or water, the generation, handling, storage, transportation, treatment and disposal of waste materials, and the health and safety of our employees. These laws generally require us to obtain and maintain various licenses and permits. Most environmental laws provide for substantial fines and potential criminal sanctions for violations. Environmental, health and safety laws and regulations are complex, change frequently and have tended to become stricter over time. Some of these laws and regulations are subject to varying and conflicting interpretations. There can be no assurance that violations of such laws, regulations, permits or licenses will not be identified or occur in the future, or that such laws and regulations will not change in a manner that could impose material costs on us.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of these substances. We have incurred remedial costs and regulatory penalties for chemical and/or wastewater spills and releases at our facilities or over the road, and, notwithstanding the existence of our environmental management program and insurance applicable to these risks, we expect that additional, similar obligations will be incurred in the future. As a result of environmental studies conducted at our facilities and at third party sites, we have identified environmental contamination at certain sites that will require remediation and we are currently conducting investigation and remediation projects at eight of our facilities. In addition to addressing contamination, we could also be held liable for any and all consequences arising out of human exposure to hazardous substances or other environmental damage. Future liabilities and costs under environmental, health and safety laws and regulations are not easily predicted, and such liabilities and costs could result in a material adverse effect on our financial condition, results of operations or business reputation.

In addition, we have been named a potentially responsible party at various sites under the Comprehensive Environmental Response Compensation and Liability Act of 1980. Our current reserves provided for these sites may prove insufficient, which would result in future charges against earnings. Further, we could be named a potentially responsible party at other sites in the future and the costs associated with such future sites could be material.

Potential disruptions at U.S. ports of entry could adversely affect our business, financial condition and results of operations.

Any disruption of the delivery of ISO tank containers to those ports where we do business would reduce the number of ISO tank containers that we transport, store, clean or maintain. This reduced activity may have a material adverse effect on our operations.

If fuel prices increase significantly, our results of operations could be adversely affected.

We are subject to risk with respect to purchases of fuel. Prices and availability of petroleum products are subject to political, economic and market factors that are generally outside our control. Political events in the Middle East, Venezuela, and elsewhere, as well as hurricanes and other weather-related events and current and future market-based (cap-and-trade) greenhouse gas emissions control mechanisms, also may cause the price of fuel to increase. Because our operations are dependent upon diesel fuel, significant increases in diesel fuel costs could materially and adversely affect our results of operations and financial condition if we are unable to pass increased costs on to customers through rate increases or fuel surcharges. Historically, we have recovered the majority of the increases in fuel prices from customers through fuel surcharges. Fuel surcharges that can be collected may not always fully offset the increase in the cost of diesel fuel. To the extent fuel surcharges are insufficient to offset our fuel costs, our results of operations may be adversely affected.

Loss of qualified drivers or other personnel could limit our growth and negatively affect operations.

During periods of high trucking volumes, there is substantial competition for qualified drivers in the trucking industry. Furthermore, certain geographic areas have a greater shortage of qualified drivers than other areas. We operate in many of the geographic areas where there have been driver shortages in the past and have turned down new business opportunities as a result of the lack of qualified new drivers. Difficulty in attracting qualified personnel, particularly qualified drivers, could require us to increase driver compensation, forego available customer opportunities and underutilize the tractors and trailers in our network. These actions could result in increased costs and decreased revenues. In addition, we may not be able to recruit other qualified personnel in the future.

The loss of one or more significant customers may adversely affect our business.

We are dependent upon a limited number of large customers. Our top ten customers accounted for approximately 30.9% of our total revenues during 2008. In particular, our largest customer, Dow Chemical Company, accounted for 6.5% of our total QCI revenues during 2008. The loss of Dow Chemical Company or one or more of our other major customers, or a material reduction in services performed for such customers, may have a material adverse effect on our results of operations.

Our long-lived assets are subject to potential asset impairment

At June 30, 2009, goodwill and other intangible assets represented approximately $46.8 million, or approximately 15.8% of our total assets and approximately 24% of our non-current assets, the carrying value of which may be reduced if we determine that those assets are impaired. In addition, net property and equipment totaled approximately $140.6 million, or approximately 47.6% of our total assets.

We review for potential goodwill impairment on an annual basis as part of our goodwill impairment testing in the second quarter of each year with a measurement date of June 30, and more often if a triggering event or circumstance occurs making it likely that impairment exists. In addition, we test for the recoverability of long-lived assets at year end, and more often if an event or circumstance indicates the carrying value may not be recoverable. We conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations.

The annual goodwill impairment review performed in June 2009 indicated there was goodwill impairment. As a result of the analysis, impairment charges of $148.6 million were recorded during the second quarter of 2009.

If there are changes to the methods used to allocate carrying values, if management’s estimates of future operating results change, if there are changes in the identified reporting units or if there are changes to other significant assumptions, the estimated carrying values and the estimated fair value of our goodwill could change significantly, and could result in future impairment charges, which could materially impact our results of operations and financial condition.

Our restructuring involves risks to our business operations and may not reduce our costs.

During 2008 and 2009, we eliminated non-driver positions, consolidated and closed under-performing company terminals and implemented certain contract terminations. These steps have placed, and will continue to place, pressures on our management, administrative and operational infrastructure as well as on our results of operations. Employees that departed in connection with the restructuring possessed knowledge of our business, skills and relationships with our customers, affiliates, drivers and other employees that were not replaced. As a result, our remaining employees may be required to serve new operational roles in which they have limited experience, which may reduce employee satisfaction and productivity. New relationships may also reduce customer, affiliate or driver satisfaction. Additionally, our restructuring plans and related efforts may divert management’s and other employee’s attention from other business concerns.

Due to the restructuring, we took pre-tax charges in 2008 and 2009, which represent severance-related costs and costs associated with lease and contract terminations. The majority of these costs were cash expenditures paid during 2008 and 2009 or costs that we expect to pay in the future. Actual costs may exceed our estimates. Furthermore, we have formulated this restructuring plan with the goal of reducing our future operating expenses. Our future operating expenses may not be reduced as we expect, or reductions may be offset in the future by other expenses.

In addition, risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition and/or operating results.

We may be unable to identify potential acquisition candidates or realize the intended benefits of consummated acquisitions.

We evaluate potential acquisitions from time to time, some of which could be material, and engage in discussions with acquisition candidates. We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our past acquisitions, including our acquisition of Boasso, will be successfully received by customers or achieve their intended benefits. Often acquisitions are undertaken to improve operating results of either or both of the acquirer or the acquired company, and we cannot assure you that we will be successful in this regard. We may be held liable for risks and liabilities (including for environmental-related costs or liabilities) as a result of acquisitions which we are not aware of at the present time, some of which may not have been discoverable from our due diligence efforts. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect our business, financial condition or results of operations.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2009:

(1)	on a historical basis; and

(2)	on an as adjusted basis, calculated as of the date of this exhibit, to give effect to the consummation of the exchange offers, assuming that (i) all Old Notes outstanding on the date of this exhibit are tendered together with consents (the “Consents”) to certain proposed amendments to the indentures governing the Old Notes on or prior to the date by which such tenders must be received in order to receive maximum consideration under the exchange offers or retail tender offer, which tenders and Consents are subsequently accepted by the Issuers, (ii) New Notes and certain cash consideration are exchanged therefor and (iii) the full amount of the $7.5 million cash pool available to satisfy the exchange offer and the concurrent retail tender offer is utilized with respect to holders of Old Subordinated Notes participating in the retail tender offer or electing to receive cash in exchange for their Old Subordinated Notes.

You should read this table in conjunction with “Risk Factors” included elsewhere in this exhibit.

Quality Distribution, Inc. and Subsidiaries:

	As of June 30, 2009
	Historical	As Adjusted
	(unaudited)
(in thousands)
Cash and cash equivalents	$2,934	$2,934

Debt:
Borrowings under ABL Facility (1)	$76,500	$87,850
New Senior Notes	—	135,000
Old Senior Notes (net of original issue discount of $2,796)	132,204	—
New Subordinated Notes	—	90,703
Old Subordinated Notes	99,761	—
Capital Lease obligations	20,857	20,857
Other	12,632	12,632

Total debt, including current maturities	341,954	347,042
Total shareholders’ equity	(154,568)	(149,568)

Total capitalization	$187,386	$197,474

(1)	If more than $50.0 million aggregate principal amount of any Issue of Old Notes remains outstanding following consummation of the exchange offers, the ABL Facility provides that the stated maturity date of the ABL Facility of June 2013 will be accelerated to the date that is 91 days prior to the stated maturity date of the earliest-maturing Issue of Old Notes with an outstanding principal amount of $50.0 million or more. See “Risk Factors—Our debt agreements contain restrictions that could limit our flexibility in operating our business.”